EXHIBIT 10.5

COMPASS, INC. (“Company”)

Non-Employee Director Compensation Policy

Effective May 15, 2021

In contemplation of the Company’s proposed initial public offering (“IPO”), the Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to adopt a compensation program for non-employee directors as set forth below (the “Non-Employee Director Compensation Policy” or the “Policy”) to provide for (a) an annual cash retainer for each non-employee director for service on the Board and any committees thereof, and (b) an annual grant of restricted stock units (“RSUs”) to each non-employee director then serving on the Board as of the date of the Company’s annual stockholder meeting, with the first cash retainer paid August 1 for the prior 3 months and the first equity award granted on May 17 (first trading day after May 15). This Policy may be amended or terminated at any time in the sole discretion of the Board.

Cash Compensation

Cash compensation payable to each non-employee director shall consist of the following annual fees, which shall be paid quarterly in arrears and shall be pro-rated for partial quarters served, including for the initial quarter in which this Policy is adopted:

•	General Board Service Fee: $50,000

•	Lead Independent Director Service Fee (in addition to General Board Service Fee): $50,000

•	Committee Chair Service Fee (in addition to General Board Service Fee; in lieu of Non-Chair Committee Member Service Fee set forth below):

•	Audit Committee chair: $20,000

•	Compensation Committee chair: $15,000

•	Nominating and Corporate Governance Committee chair: $10,000

•	Non-Chair Committee Member Service Fee (in addition to General Board Service Fee; not in addition to Committee Chair Service Fee):

•	Audit Committee member: $10,000

•	Compensation Committee member: $7,500

•	Nominating and Corporate Governance Committee member: $5,000

Each of these fees shall be payable in cash or the non-employee director may elect to receive all of the above cash fees for which the director is eligible in the form of RSUs granted under the Company’s 2021 Equity Incentive Plan (“Equity Plan”). The receipt of RSUs in lieu of cash is subject to the Company’s receipt of the applicable non-employee director’s prior written election pursuant to an election form, as follows:

1.

If the cash fee is elected to be payable in RSUs (the “Fee RSU”), the number of shares subject to the applicable Fee RSU shall be calculated by dividing the cash amount of the applicable fee by the closing price of the Company’s Class A common stock on the Fee RSU Grant Date (as defined below), rounding down to the nearest whole share. The “Fee RSU Grant Date” will be the date of the annual meeting of the Company’s stockholders for the year in which the cash fee would otherwise be payable; provided, however, that any Fee RSUs granted for any cash fees that would otherwise be payable during the Initial Election Period (as defined below) shall be automatically granted on August 1, 2021. The Fee RSUs for each Board member who elects to receive his or her fees in the form of RSUs shall be automatically granted on the Fee RSU Grant Date.

2.

Any election between receiving an annual fee in the form of cash and RSUs must be made by no later than December 15 of the calendar year preceding the year in which the services for which the applicable fee is payable; except that an initial election may be made within thirty (30) days of either: (i) the adoption of this program by the Board or (ii) the date on which an individual becomes initially eligible to participate in this program. In the absence of a timely election to receive cash fees in the form of RSUs, the Board member will receive applicable fees in cash.

3.

Elections shall be irrevocable after the applicable deadline, and any election to receive fees in the form of RSUs must be as to the entire amount of cash fees, with no partial elections between the two forms of payment.

4.

Elections shall be effective solely as to fees payable during the period commencing on the Fee RSU Grant Date for the year following the year in which the election is filed and ending on the date of the subsequent annual meeting of the Company’s stockholders; provided, however, that any initial elections pursuant to this Policy following the Company’s IPO shall be effective for cash fees payable during the period commencing on August 1, 2021 and ending on the day before the date of the annual meeting of the Company’s stockholders in 2022 (the “Initial Election Period”).

5.

The Fee RSU shall vest on each February 1, May 1, August 1 and November 1 (each, a “Quarterly Vesting Date”) in four equal installments and, if not fully vested, shall vest in full on the earliest to occur of (i) the date of the next annual meeting of the Company’s stockholders after the Fee RSU Grant Date, (ii) the date that is one year following the Fee RSU Grant Date, or (iii) the date of a Corporate Transaction (as defined in the Equity Plan) and shall settle within thirty (30) days of each Quarterly Vesting Date.

Equity Compensation – Annual Award

On May 3, 2021 and thereafter on the date of each annual meeting of the Company’s stockholders (commencing with the first annual meeting of the Company’s stockholders following the date of the IPO), each non-employee director who is serving on the Board prior to, and will continue to serve on the Board following, the annual meeting will receive a grant of RSUs under the Equity Plan with an aggregate value of $225,000 (the “Annual Award”).

The Annual Award will automatically be granted on the date of the annual meeting of the Company’s stockholders (the “Annual Award Grant Date”).

The number of RSUs granted subject to the Annual Award will be calculated by dividing $225,000 by the average daily closing price of the Company’s Class A common stock (“Class A Common Stock”) on the securities exchange on which the Company’s securities are listed for the ten business days ending on the day preceding the Annual Award Grant Date, rounding down to the nearest whole share.

The Annual Award shall fully vest on the earlier of (i) the date of the next annual meeting of the Company’s stockholders and (ii) the date that is one year following the Annual Award Grant Date, in each case, so long as the non-employee director continues to provide services to the Company through the applicable vesting date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred.

The Annual Award shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the Equity Plan).